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                                                                   Exhibit 2.6
                             AMENDMENT NO. 1 TO
                          STOCK PURCHASE AGREEMENT

          THIS AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT ("Agreement") is made as of __________, 2000, by and among Hall, Kinion & Associates, Inc., a Delaware corporation ("Hall Kinion"), Group-IPEX, Inc. ("IPEX"), Lalit M. Kapoor and Satindra Kapoor (the "Shareholders").

                               R E C I T A L S
                               ---------------

          WHEREAS, the Company, IPEX, and the Shareholders entered into that certain Stock Purchase Agreement, dated as of December 20, 1997 (the "Agreement");

          WHEREAS, pursuant to Section 10.1 of the Agreement, the Agreement may not be amended except by a writing executed by the parties thereto; and

          WHEREAS, each of the parties thereto desire to amend the Agreement to provide for a modification to the earn-out provision.

          NOW, THEREFORE, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

          1. Section 1.6 of the Agreement be, and it hereby is, amended and restated to read in full as follows:

              1.6  Subsequent Payments. Subject to offset pursuant to Section
                   -------------------
1.4 and 1.6(f) hereof and pursuant to the indemnification provisions set forth in Article VIII hereof, Purchaser shall pay to the Shareholders up to an aggregate amount of Three Million Three Hundred Seventy-Five Thousand Dollars ($3,375,000) in cash, payable by check or wire transfer in three (3) payments (collectively, the "Subsequent Payments"), based upon the achievement of certain milestones over a three (3) year period ending December 31, 2000 (the "Earnout Period") as follows:

                   (a)  The subsequent payment corresponding to the twelve
(12) month period ending December 31, 1998, the first year of the Earnout Period, shall be calculated by multiplying the Maximum Earnout Payment Per Year by the First Year Factor (the "First Subsequent Payment"). If the First Year Factor is greater than one (1), the First Subsequent Payment shall equal the Maximum Earnout Payment Per Year. However, if the First Year Factor is less than one (1), then the First Subsequent Payment shall be calculated on a pro-rata basis. In addition, if the First Year Factor is less than one (1), then the difference between the Maximum Earnout Payment and the product that results from multiplying the Maximum Earnout Payment Per Year by the First Year Factor shall be added to the amount of the Second Subsequent Payment, if any. The date of the First Subsequent Payment, if any, shall be not later than August 31, 1999.
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                   (b)  The subsequent payment corresponding to the twelve
(12) month period ending December 31, 1999, the second year of the Earnout Period, shall be calculated by multiplying the Maximum Earnout Payment by the Second Year Factor (the "Second Subsequent Payment"). If the Second Year Factor is greater than one (1), the Second Subsequent Payment shall equal the Maximum Earnout Payment Per Year plus any additional amounts as set forth in
Section 1.6(a) above. However, if the Second Year Factor is less than one (1), then the Second Subsequent Payment shall be calculated on a pro-rata basis and shall include any additional amounts as set forth in Section 1.6(a) above. In addition, if the Second Year Factor is less than one (1), then the difference between the Maximum Earnout Payment and the product that results from multiplying the Maximum Earnout Payment Per Year by the Second Year Factor shall be added to the amount of the Third Subsequent Payment, if any. The date of the Second Subsequent Payment, if any, shall be not later than February 10, 2000, subject to adjustment as set forth in Section 1.6(e) herein.

                   (c) The subsequent payment corresponding to twelve (12) month period ending December 31, 2000, the third and final year of the Earnout Period, shall be calculated by multiplying the Maximum Earnout Payment by the Third Year Factor (the "Third Subsequent Payment"). If the Third Year Factor is greater than one (1), the Third Subsequent Payment shall equal the Maximum Earnout Payment Per Year, plus any additional amounts as set forth in Section 1.6(b) above. If the Third Year Factor is less than one (1), then the Third Subsequent Payment shall be calculated on a pro-rata basis and shall include any additional amounts as set forth in Section 1.6(b) above. The date of the Third Subsequent Payment, if any, shall be not later than February 10, 2001, subject to adjustment as set forth in Section 1.6(e) herein.

                   (d) By way of example, if (i) Base Revenue equals $7,000,000; (ii) First Year Achieved Revenue equals $9,500,000; (iv) Second Year Achieved Revenue equals $13,000,000; and (v) Third Year Achieved Revenue equals $18,500,000, then the amount of the First Subsequent Payment payable to the Shareholders would be $1,071,428.57, the amount of the Second Subsequent Payment would be $1,102,040.82 and the amount of the Third Subsequent Payment would be $1,201,530.61. The calculations that support this example are as set forth on Exhibit A, attached hereto.
         ---------

                   (e) For purposes of calculating the Subsequent Payments, revenue from contractors placed through Purchaser (including any subsidiary or parent thereof or any affiliate thereof), those placed through other entities and those placed directly by the Company shall be included. If such contractors are placed through an entity other than Purchaser (including any subsidiary or parent thereof or any affiliate thereof), then the Company's bill rate shall be included. For placements made through Purchaser (including any subsidiary or parent thereof or any affiliate thereof), a thirty percent (30%) discount to Purchaser's bill rate shall be assumed in determining First Year Achieved Revenue, Second Year Achieved Revenue and Third Year Achieved Revenue. Only revenue which is actually collected will be included in the calculation of the Subsequent Payments. With respect to the first year of the Earnout Period, only revenue earned during the twelve (12) month period ending December 31, 1998 and collected through August 31, 1999 shall be included in the First Subsequent Payment calculation. With respect to the second year of the Earnout Period, the Second Subsequent Payment calculation shall include
(i) revenue earned during the twelve (12) month period ending

                                       2
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December 31, 1999 and collected through January 31, 2000 and (ii) revenue earned during the twelve (12) month period ending December 31, 1998 and collected from September 1, 1999 through January 31, 2000. Any A/R over 90 days as of January 31, 2000 shall not be included for purposes of the Second Subsequent Payment calculation, provided however, that on April 30, 2000 Purchaser will recalculate the Second Subsequent Payment by including any revenue collected from February 1, 2000 through April 30, 2000 and shall make a corresponding "settlement payment" to the Shareholders for the difference. Such settlement payment shall be made no later than May 10, 2000. With respect to the third year of the Earnout Period, the Third Subsequent Payment calculation shall include (i) revenue earned during the twelve (12) month period ending December 31, 2000 and collected through January 31, 2001 and
(ii) revenue earned during the twenty-four (24) month period ending December 31, 1999 and collected from May 1, 2000 through January 31, 2001. Any A/R over 90 days as of January 31, 2001 shall not be included for purposes of the Third Subsequent Payment calculation, provided however, that on June 30, 2001 Purchaser will recalculate the Third Subsequent Payment by including any revenue collected from February 1, 2001 through June 30, 2001 and shall make a corresponding "settlement payment" to the Shareholders for the difference. Such settlement payment shall be made no later than July 31, 2001.

                   (f) In the event the Company has not collected the accounts receivable reflected on the Closing Date Balance Sheet within one (1) year from the Closing Date, Purchaser shall be entitled to offset any or all Subsequent Payments by an amount equal to such uncollected accounts receivable.

                   (g) In the event that the Shareholder Agent disagrees with the amount of the First Subsequent Payment, the Second Subsequent Payment or Third Subsequent Payment, the Shareholder Agent shall notify Purchaser in writing of such disagreement within fifteen (15) days after the Shareholders' receipt of the First Subsequent Payment, Second Subsequent Payment or Third Subsequent Payment, as the case may be, and such notice shall set forth the basis for such disagreement in reasonable detail. If Purchaser and the Shareholder Agent fail to resolve any such disagreement within thirty (30) days after written notice from the Shareholder Agent, then all such items as to which there is a disagreement shall be determined within sixty (60) days thereafter by a nationally recognized independent accounting firm (the "Earnout Accounting Firm") (whose determination shall be final and binding upon the parties) selected by mutual agreement of Purchaser and the Shareholder Agent (the costs of the Earnout Accounting Firm shall be borne equally by Purchaser and the Shareholders), and the First Year Subsequent Payment, Second Subsequent Payment or Third Subsequent Payment, as the case may be, shall be calculated in accordance therewith.

                   (h) Notwithstanding anything to the contrary, it shall hereby be agreed that "Base Revenue" shall equal $7,150,000; "First Year Target Revenue" shall equal $9,831,250 (a number that represents Base Revenue multiplied by 1.375); "Second Year Target Revenue" shall equal $13,517,968.75 (a number that represents First Year Target Revenue multiplied by 1.375); and "Third Year Target Revenue" shall equal $18,587,207.03 (a number that represents Second Year Target Revenue multiplied by 1.375).

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          2.  Miscellaneous.
              -------------

              2.1  Successors and Assigns. Except as otherwise provided
                   ----------------------
herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

              2.2  Governing Law. This Agreement shall be governed by and
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construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

              2.3  Counterparts.  This Agreement may be executed in two or
                   ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              2.4  Amendments and Waivers. Any term of this Agreement may be
                   ----------------------
amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto. Except as explicitly stated in this Agreement, all terms, conditions and provisions of the Agreement remain unchanged by this Agreement.

                                       4
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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 HALL, KINION & ASSOCIATES, INC.

                                 By:
                                    ----------------------------------
                                    Paul H. Bartlett
                                    President

                      Address:   China Basin Landing
                                 185 Berry Street, Suite 6440
                                 San Francisco, CA  94107

         SIGNATURE PAGE TO AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
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                                 PURCHASER:

                                 HALL, KINION & ASSOCIATES, INC.

                                 By:
                                    ----------------------------------
                                    Paul H. Bartlett
                                    President


                                 THE COMPANY:

                                 GROUP-IPEX INC.

                                 By:
                                    ----------------------------------
                                    Lalit M. Kapoor
                                    President


                                 SHAREHOLDERS:

                                 LALIT AND SATINDRA KAPOOR,
                                 AS COMMUNITY PROPERTY


                                 -------------------------------------
                                 Lalit Kapoor



                                 -------------------------------------
                                 Satindra Kapoor

         SIGNATURE PAGE TO AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
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                                  EXHIBIT A
                                  ---------


Base Rev. = 7,000,000
Year -1 Target Revenue = 7,000,000 x 1.375 = 9,625,000
Year-2 Target Revenue = 9,625,000 x 1.375 = 13,234,375
Year-3 Target Revenue = 13,234,375 x 1.375 = 18,197,265.63

Year-1 Factor =  9,500,000 - 7,000,000 = 0.952380952
                 ---------------------
                 9,625,000 - 7,000,000

Year-1 Payment   = 0.952380952 x 1,125,000 = 1,071,428.57
       Shortfall = 53,571.43

Year-2 Factor =  13,000,000 - 9,625,000 = 3,375,000 = .935064
                 ----------------------   ---------
                 13,234,375 - 9,625,000   3,609,375

Year-2 Payment   = 1,102,040.82 = .935064 x (1,125,000 = 53,571.43)
       Shortfall = 76,530.61 = 1,178,571.43 - 1,102,040.82

Year-3 Factor =   18,500,000.00 - 13,234,375 = 5,265,625.00   =  1.060999605
                  --------------------------   ------------
                  18,197,265.63 - 13,234,375   4,962,890.63

Year-3 Payment = 1,201,530.61 = (1,125,000 = 76,530.61) x 1.00

TOTAL PAYMENT = 3,375,000